Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Mark A. Carano
Senior Vice President,
Chief Financial Officer and Treasurer
Insteel Industries Inc.
(336) 786-2141, Ext. 3038

INSTEEL INDUSTRIES REPORTS THIRD QUARTER 2021 RESULTS

MOUNT AIRY, N.C., July 22, 2021 – Insteel Industries Inc. (NYSE: IIIN) today announced financial results for its third quarter ended July 3, 2021.

Third Quarter 2021 Results

Net earnings increased to $18.4 million, or $0.94 per diluted share, from $6.7 million, or $0.34 per diluted share, in the same period a year ago. Insteel’s third quarter results benefitted from higher spreads between selling prices and raw material costs driven by strong demand for the Company’s reinforcing products and price increases implemented to recover rapidly escalating manufacturing costs.

Net sales increased 31.8% to a record $160.7 million from $122.0 million in the prior year quarter driven by a 32.9% increase in average selling prices offset by a 1.0% decrease in shipment volumes. The average selling price increase was the result of price increases implemented during the quarter, while the decrease in shipment volumes reflects tight supply conditions for raw materials. On a sequential basis, average selling prices increased 14.2%, while shipments increased 1.2%.

Gross margin widened 750 basis points to 19.6% from 12.1% in the prior year quarter primarily due to the higher spreads. Insteel’s net earnings for the current year quarter reflect a $0.4 million increase in cash surrender value of life insurance policies, which reduced selling, general and administrative (“SG&A”) expense, and $1.6 million in restructuring charges related to the Company’s March 16, 2020 acquisition of substantially all the assets of Strand-Tech Manufacturing, Inc. (“STM”) that includes a $1.4 million impairment of an asset held for sale related to the pending disposition of the STM real property, which, in the aggregate, decreased net earnings per share by $0.05. In the prior year the aggregate impact of these items increased net earnings by $0.04 per share.

Operating activities generated $36.2 million of cash compared with $17.3 million in the prior year quarter due to a combination of increased net earnings and a reduction in net working capital, which provided $13.2 million of cash in the current year quarter as compared to $8.4 million in the prior year quarter.

Nine Month 2021 Results

Net earnings for the first nine months of fiscal 2021 increased to $41.5 million, or $2.13 per diluted share, from $11.6 million, or $0.60 per share, in the same period a year ago. Net sales increased 25.4% to $419.3 million from $334.4 million in the prior year period driven by a 16.5% increase in average selling prices and a 7.7% increase in shipments. Gross margin widened 860 basis points to 19.5% from 10.9% due a combination of higher spreads and increased shipments.

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1373 BOGGS DRIVE, MOUNT AIRY, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144

WWW.INSTEEL.COM

Insteel’s net earnings for the current year period reflect a $1.5 million increase in the cash surrender value of life insurance policies, which reduced SG&A expense and $2.8 million of restructuring charges related to the STM acquisition, which, in the aggregate, decreased net earnings per share by $0.05. Net earnings for the prior year period reflect $1.2 million of restructuring and acquisition charges related to the STM acquisition and a $1.1 million gain on the disposition of assets held for sale, which, in the aggregate, offset resulting in no impact on net earnings per share.

Operating activities generated $65.5 million of cash compared with $44.6 million in the prior year period due primarily to an increase in earnings. Working capital provided $11.9 million of cash in the current year period as compared to $19.1 million in the prior year period.

Capital Allocation and Liquidity

Capital expenditures for the first nine months of fiscal 2021 increased to $13.7 million from $3.4 million in the prior year period and are expected to total up to $20.0 million in 2021 to complete the upgrade and redeployment of the STM assets, support the growth of our engineered structural mesh business, invest in our information systems, and fund recurring maintenance requirements.

Insteel ended the quarter debt-free with $89.8 million of cash and no borrowings outstanding on its $100.0 million revolving credit facility.

Outlook

“We are encouraged by the continued strength in private and public non-residential construction markets,” commented H.O. Woltz III, Insteel’s president and CEO. “The swift rebound in widely monitored non-residential construction market leading indicators to almost record levels together with consistent levels of public construction spending give us confidence that demand will remain robust into 2022.”

Woltz continued, “Of increasing concern, however, are ongoing supply constraints and sharply escalating raw material prices in both domestic and international markets that are creating heightened uncertainty for our customers and having an unfavorable impact on our operations. While we are seeking to supplement domestic steel availability with offshore supplies, we do not expect significant relief from tight supply conditions through the end of the calendar year. Despite these challenges, we expect favorable demand and strong financial performance for our fourth fiscal quarter.”

Conference Call

Insteel will hold a conference call at 10:00 a.m. ET today to discuss its third quarter financial results. A live webcast of this call can be accessed on Insteel’s website at https://insteelgcs.gcs-web.com/ and will be archived for replay until the next quarterly conference call.

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About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets prestressed concrete strand and welded wire reinforcement, including engineered structural mesh, concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products and concrete contractors for use, primarily, in nonresidential construction applications. Headquartered in Mount Airy, North Carolina, Insteel operates ten manufacturing facilities located in the United States.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “appears,” “plans,” “intends,” “may,” “should,” “could” and similar expressions are intended to identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, they are subject to a number of risks and uncertainties, and we can provide no assurances that such plans, intentions or expectations will be implemented or achieved. Many of these risks and uncertainties are discussed in detail and are updated from time to time in our filings with the U.S. Securities and Exchange Commission (the “SEC”), in particular in our Annual Report on Form 10-K for the year ended October 3, 2020.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made, and we do not undertake any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.

It is not possible to anticipate and list all risks and uncertainties that may affect our future operations or financial performance; however, they include, but are not limited to, the following: the impact of COVID-19 on the economy, demand for our products and our operations, including the measures taken by governmental authorities to address it, which may precipitate or exacerbate other risks and/or uncertainties; general economic and competitive conditions in the markets in which we operate; changes in the spending levels for nonresidential and residential construction and the impact on demand for our products; changes in the amount and duration of transportation funding provided by federal, state and local governments and the impact on spending for infrastructure construction and demand for our products; the cyclical nature of the steel and building material industries; credit market conditions and the relative availability of financing for us, our customers and the construction industry as a whole; fluctuations in the cost and availability of our primary raw material, hot-rolled steel wire rod, from domestic and foreign suppliers; competitive pricing pressures and our ability to raise selling prices in order to recover increases in raw material or operating costs; changes in United States or foreign trade policy affecting imports or exports of steel wire rod or our products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of fluctuations in demand and capacity utilization levels on our unit manufacturing costs; our ability to further develop the market for Engineered Structural Mesh (“ESM”) and expand our shipments of ESM; legal, environmental, economic or regulatory developments that significantly impact our business or operating costs; unanticipated plant outages, equipment failures or labor difficulties; and the “Risk Factors” discussed in our Annual Report on Form 10-K for the year ended October 3, 2020 and in other filings made by us with the SEC.

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except for per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	July 3,	June 27,	July 3,	June 27,
	2021	2020	2021	2020

Net sales	$160,739	$121,959	$419,343	$334,387
Cost of sales	129,189	107,154	337,714	298,062
Gross profit	31,550	14,805	81,629	36,325
Selling, general and administrative expense	6,184	6,694	25,067	22,040
Restructuring charges, net	1,598	808	2,800	957
Acquisition costs	-	8	-	195
Other expense (income), net	35	(1,240)	123	(1,283)
Interest expense	24	26	73	78
Interest income	(5)	(22)	(15)	(452)
Earnings before income taxes	23,714	8,531	53,581	14,790
Income taxes	5,319	1,867	12,123	3,207
Net earnings	$18,395	$6,664	$41,458	$11,583

Net earnings per share:
Basic	$0.95	$0.35	$2.14	$0.60
Diluted	0.94	0.34	2.13	0.60

Weighted average shares outstanding:
Basic	19,352	19,283	19,330	19,272
Diluted	19,573	19,377	19,508	19,378

Cash dividends declared per share	$0.03	$0.03	$1.59	$0.09

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)				(Unaudited)
	July 3,	April 3,	January 2,	October 3,	June 27,
	2021	2021	2021	2020	2020
Assets
Current assets:
Cash and cash equivalents	$89,827	$58,940	$50,182	$68,688	$61,371
Accounts receivable, net	59,349	58,123	49,224	53,817	54,901
Inventories	71,158	68,623	64,276	68,963	74,269
Other current assets	7,479	6,556	5,201	5,570	6,245
Total current assets	227,813	192,242	168,883	197,038	196,786
Property, plant and equipment, net	105,729	104,680	101,351	101,392	101,089
Intangibles, net	7,882	8,095	8,331	8,567	8,810
Goodwill	9,745	9,745	9,745	9,745	9,745
Other assets	20,762	22,099	21,641	21,160	20,260
Total assets	$371,931	$336,861	$309,951	$337,902	$336,690

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$60,217	$44,941	$31,761	$38,961	$47,891
Accrued expenses	15,412	14,252	15,012	14,717	11,839
Total current liabilities	75,629	59,193	46,773	53,678	59,730
Long-term debt	-	-	-	-	-
Other liabilities	19,306	18,932	19,444	19,421	19,894
Commitments and contingencies
Shareholders' equity:
Common stock	19,358	19,341	19,314	19,304	19,283
Additional paid-in capital	77,780	77,351	76,716	76,387	75,811
Retained earnings	181,814	164,000	149,660	171,068	164,220
Accumulated other comprehensive loss	(1,956)	(1,956)	(1,956)	(1,956)	(2,248)
Total shareholders' equity	276,996	258,736	243,734	264,803	257,066
Total liabilities and shareholders' equity	$371,931	$336,861	$309,951	$337,902	$336,690

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	July 3,	June 27,	July 3,	June 27,
	2021	2020	2021	2020
Cash Flows From Operating Activities:
Net earnings	$18,395	$6,664	$41,458	$11,583
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	3,629	3,635	10,828	10,626
Amortization of capitalized financing costs	17	17	49	49
Stock-based compensation expense	240	150	1,174	1,277
Deferred income taxes	430	(213)	(36)	392
Asset impairment charges	1,411	343	1,415	343
Loss (gain) on sale and disposition of property, plant and equipment	14	(1,033)	125	(1,031)
Increase in cash surrender value of life insurance policies over premiums paid	(367)	(731)	(1,535)	-
Gain from life insurance proceeds	-	(200)	-	(200)
Net changes in assets and liabilities (net of assets and liabilities acquired):
Accounts receivable, net	(1,226)	(20)	(5,532)	(6,890)
Inventories	(2,535)	(2,584)	(2,195)	(246)
Accounts payable and accrued expenses	16,964	10,969	19,642	26,281
Other changes	(749)	292	69	2,444
Total adjustments	17,828	10,625	24,004	33,045
Net cash provided by operating activities	36,223	17,289	65,462	44,628

Cash Flows From Investing Activities:
Acquisition of business	-	3,144	-	(18,356)
Capital expenditures	(4,913)	(1,080)	(13,681)	(3,448)
Increase in cash surrender value of life insurance policies	(112)	(70)	(309)	(133)
Proceeds from sale of assets held for sale	60	1,875	79	1,875
Proceeds from sale of property, plant and equipment	-	40	-	40
Proceeds from surrender of life insurance policies	4	189	27	195
Proceeds from life insurance death benefit	-	200	-	200
Net cash provided by (used for) investing activities	(4,961)	4,298	(13,884)	(19,627)

Cash Flows From Financing Activities:
Cash dividends paid	(581)	(579)	(30,712)	(1,735)
Proceeds from long-term debt	96	88	230	223
Principal payments on long-term debt	(96)	(88)	(230)	(223)
Payment of employee tax withholdings related to net share transactions	(51)	-	(161)	(76)
Cash received from exercise of stock options	257	-	434	-
Net cash used for financing activities	(375)	(579)	(30,439)	(1,811)

Net increase in cash and cash equivalents	30,887	21,008	21,139	23,190
Cash and cash equivalents at beginning of period	58,940	40,363	68,688	38,181
Cash and cash equivalents at end of period	$89,827	$61,371	$89,827	$61,371

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Income taxes, net	$5,062	$67	$10,874	$342
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	946	712	946	712
Restricted stock units and stock options surrendered for withholding taxes payable	51	-	161	76
Accrued liability related to holdback for business acquired	-	-	-	1,000

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